As filed with the Securities and Exchange Commission on November 30, 2005
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OXFORD INDUSTRIES, INC.
(Exact Name of Issuer as Specified in Its Charter)

Georgia	58-0831862
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification Number)
Organization)
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
(Address of Principal Executive Offices) (Zip Code)

Oxford Industries, Inc.
Deferred Compensation Plan
(Full Title of the Plan)

Sheridan B. Johnson
Corporate Secretary
Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
(Name and Address of Agent for Service)
(404) 659-2424
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount	Offering Price Per	Aggregate Offering	Registration
to be Registered	to be Registered	Security	Price (1)	Fee
Deferred Compensation Obligations(2)	$10,700,000	100%	$10,700,000	$1,145

(1)	Estimated solely for the purpose of determining the registration fee.

(2)	Represents unsecured obligations of Oxford Industries, Inc. to pay deferred compensation in the future in accordance with the terms of the Oxford Industries, Inc. Deferred Compensation Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     This Registration Statement on Form S-8 relates to $10,700,000 of obligations of Oxford Industries, Inc., a Georgia corporation (the “Company” or the “Registrant”), to pay deferred compensation pursuant to the terms of the Oxford Industries, Inc. Deferred Compensation Plan (the “Plan”). The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents that the Company has previous filed with the Commission are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2005;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 2, 2005;

(c)	The Company’s Current Reports on Form 8-K filed on July 14, 2005, August 31, 2005, September 26, 2005 and November 10, 2005; and

(d)	The description of the Company’s Common Stock contained in a Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, which became effective on July 23, 1960 (File No. 001-04365) including any amendment or report filed for the purpose of updating such description.
     In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.
     Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The following discussion is a summary of the Plan as it relates to the deferred compensation obligations. This Summary is qualified entirely by the Plan, a copy of which has been incorporated by reference as an exhibit to this registration statement.
     The Plan is an unfunded, non qualified deferred compensation arrangement which will provide a select group of management or highly-compensated employees with the opportunity to defer a portion of their base salary, commissions and/or bonus for a year. In addition, the Company will credit each participating employee (each a “Participant”) with matching contributions under the Plan for certain deferrals, and may credit Participants with discretionary contributions under the Plan. The obligations of the Company under the Plan (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. The Company’s obligation to make any distribution to, or on behalf of, a Participant under the Plan will be made from the Company’s general assets and any claim by a Participant or beneficiary against the Company for any distribution under the Plan will be treated the same as a claim of any of the Company’s general and unsecured creditors. A committee appointed by the Company’s Board of Directors will serve as the administrator of the Plan.
     The amount of base salary, commissions and/or bonus in a year to be deferred by each Participant will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable in a lump sum or installments generally following the earliest to occur of death, separation from service, or a date or dates selected by each Participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more investment options individually chosen by each Participant from a list of investment options. Each Participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected investment option(s).
     The Obligations are not subject to redemption, in whole or in part, prior to payment following separation from service, or a date or dates selected by each Participant in accordance with the terms of the Plan, except that the Committee may authorize an early distribution for reasons of severe financial hardship resulting from extraordinary and unforeseeable circumstances. Participants may not alienate, sell, transfer, assign, pledge or otherwise encumber Obligations under the Plan for any purpose whatsoever and any attempt to do so will be void. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination may adversely affect the right of the Participant to the balance credited to his or her account under the Plan as of the date of such amendment or termination.
Item 5. Interest of Named Experts and Counsel.
     Not applicable
Item 6. Indemnification of Directors and Officers.
     The Company is incorporated under the laws of the State of Georgia. The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Georgia Business Corporation Code.
     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

     Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
Subsection (c) of Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
     As permitted by the Georgia Business Corporation Code, Article XII of the Company’s Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (b) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the director’s personal liability for the improper portion of any distribution by the Company (as measured against the solvency of the Company) approved by the director; provided that the director violated his or her duties of good faith or care, or (d) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Article XII of the Company’s Articles of Incorporation also provides that neither the amendment or repeal of such Article XII nor the adoption of any provision of the Company’s Articles of Incorporation inconsistent with such Article XII shall eliminate or adversely affect any right of protection of a director of the Company existing immediately prior to such amendment, repeal or adoption.
     Under Article VI of the Company’s Bylaws, the Company is required to indemnify each person who is now, has been, or who will hereafter become a director or officer of the Company, whether or not then in office. The Company is required to indemnify any such director or officer against all costs and expenses reasonably incurred by or imposed upon him or her in connection with or resulting from any demand, action, suit or proceedings or threat thereof, to which he or she may be a party as a result or by reason of his being or having been a director or officer of the Company or of any other corporation which he serves as director or officer at the request of the Company, except in relation to matters as to which a recovery shall be had against him or penalty imposed upon him by reason of his having been finally adjudged in such action, suit or proceedings to have been derelict in the performance of his duties as such director or officer. The foregoing right to indemnity includes reimbursement of the amounts and expenses paid in settling any such demand, suit or proceedings or threat thereof when settling the same appears to the board of directors of executive committee of the Company to be in the best interests of the Company, and is not exclusive of other rights to which such director or officer may be entitled as a matter of law.
     The Company’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and the Company is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits
The following exhibits are filed as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the fiscal quarter ended August 29, 2003).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3(a) to the Company’s Form 10-Q for the fiscal quarter ended September 2, 2005).

5.1	Opinion of Sheridan B. Johnson.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sheridan B. Johnson (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Oxford Industries, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 10, 2005).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 30th day of November, 2005.

OXFORD INDUSTRIES, INC.

By:	/s/ J. Hicks Lanier
J. Hicks Lanier
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on November 30, 2005:

Chairman and Chief Executive Officer
/s/ J. Hicks Lanier J. Hicks Lanier	(Principal Executive Officer)

Executive Vice President
/s/ Thomas Caldecot Chubb III Thomas Caldecot Chubb III	(Principal Financial Officer)

Senior Vice President, Controller and
/s/ K. Scott Grassmyer K. Scott Grassmyer	Chief Accounting Officer (Principal Accounting Officer)

* Cecil D. Conlee	Director

* Thomas C. Gallagher	Director

* J. Reese Lanier, Sr.	Director

* S. Anthony Margolis	Director

* James A. Rubright	Director

* Clarence H. Smith	Director

* Robert E. Shaw	Director

* Helen Ballard Weeks	Director

* E. Jenner Wood III	Director

* By:	/s/ Sheridan B. Johnson
Sheridan B. Johnson
as Attorney-in-Fact

EXHIBIT INDEX
Exhibits

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the fiscal quarter ended August 29, 2003).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3(A) to the Company’s Form 10-Q for the fiscal quarter ended September 2, 2005).

5.1	Opinion of Sheridan B. Johnson.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sheridan B. Johnson (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Oxford Industries, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 10, 2005).